Exhibit 99.2

Lids Sports Group Questions and Answers:

Macy’s Licensed Sports Merchandise Departments

1.	Is the arrangement with Macy’s aimed at capturing a new customer for the Lids Sports Group, or is it a vehicle to accelerate expansion of your existing Locker Room by Lids concept?

Both. This arrangement will expose the Locker Room by Lids concept to a customer base that we believe is in some degree distinct from our existing customer base, and the cumulative square footage addition will significantly increase the overall footprint of Locker Room by Lids. (We estimate that the initial 200 Macy’s departments anticipated by the agreement will represent a 70% increase in current Locker Room by Lids square footage.)

2.	Does this announcement change your new store opening and acquisition strategy?

We intend to continue to pursue roll up acquisitions in the Locker Room space while we expand our Locker Room by Lids brand by opening new stores in malls across the country. We currently don’t expect to adjust our new store growth plan based on the Macy’s rollout plan.

3.	How are you thinking about cannibalization? Is it fair to assume every Macy’s licensed department location will overlap with an existing Lids hat store?

While approximately 90% of the Locker Room departments will overlap with an existing Lids store, at this point we are not concerned about significant cannibalization, due to the dissimilarities between Lids’ and Macy’s customer bases and product offerings. It is important to realize that the product presentation in the Macy’s departments is planned to be very different from a

Lids store. The Macy’s departments will be much less focused on headwear, and the hat selection that is carried in Macy’s will be much more fan-oriented and less fashion-oriented than in a Lids store. But we will monitor the results closely for cannibalization as the Macy’s departments begin operating.

4.	How many Macy’s departments will overlap with an existing Locker Room store?

Approximately 40 of the initial 200 will overlap with a current Locker Room or Clubhouse store. We do not anticipate significant cannibalization in Locker Room or Clubhouse stores, but we will monitor the results closely.

5.	Are your vendors all on board with this deal or will you be limited in some of the brands/merchandise you can offer in Macy’s?

All of our vendors are on board with the exception of a few minor players that are restricted by licenses or other agreements under which they operate from selling in department stores.

6.	How quickly do you believe you can roll these departments out?

The plan is to open all pilot locations (25 to 30 locations) beginning in late September and early October of this year. The rollout in 2014 is planned to occur largely in the first quarter, with the goal of opening as many as 15 departments per week.

7.	What is your anticipated investment associated with the build out and launch of these departments?

We are anticipating approximately $75 per square foot for fixtures and $115 per square foot for inventory. For the initial 200 stores, we estimate capital expenditures of $50,000 and an inventory investment of $75,000 to $100,000 per store on average.

8.	Who will own the inventory? Will Lids purchase Macy’s current licensed team merchandise inventory?

Lids will own the inventory. We will purchase Macy’s current licensed sports inventory from the pilot stores upon opening and from the remainder of the stores at the beginning of 2014. This is not a significant amount of inventory: We estimate that the total value of inventory we will purchase from Macy’s is in the $1 million to $2 million range.

9.	Is the Macy’s online business something you can easily integrate into your current operating system?

All of the online orders will be processed through Macys.com, and then Lids will fulfill the orders from the Indianapolis distribution center. We think that the biggest task in the online integration process will be adding the full assortment of Lids merchandise to the Macy’s website.

10.	Will you manage Macy’s licensed team merchandise in the remaining stores that don’t have dedicated Lids departments?

Lids has the exclusive opportunity to manage licensed sports merchandise in all Macy’s stores. Initially, we will focus on the rollout of the 200 doors anticipated by the license agreement and as a rule will not offer licensed team merchandise in Macy’s stores that do not have a dedicated Locker Room department. However, in hot market environments without a Locker Room shop, Lids may provide licensed sports inventory for Macy’s employees to manage and sell.

11.	Will the departments be staffed with your employees?

Yes, all the licensed shops will be staffed with Lids employees.

12.	What are the terms of the agreement?

The agreement is for a 7 year initial term with renewal periods available if we meet sales hurdle requirements. The license fee paid to Macy’s is based on a percentage of sales produced by each physical department. The online portion of the agreement has a similar license fee structure.

13.	Will the Lids shops have to take part in Macy’s promotions or are they exempt? Are the operating margins on this business (once fully up and running) similar to your current business or lower due to a licensing fee?

We expect the departments to participate in Macy’s promotions, which we believe will be an important driver of sales. Generally, we are targeting operating margins similar to our freestanding Locker Room by Lids stores.

14.	What is the eventual revenue opportunity for this new venture once completely rolled out?

We estimate that the combined annual revenue opportunity between the physical departments and online shop is upwards of $75 million when the initial 200 store rollout is complete. If the initial stores are successful, we will, together with Macy’s, examine the opportunity to expand beyond the 200 stores.